UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

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☒ Preliminary information statement

☐ Confidential, for use of the Commission only (as permitted by Rule 14c-6(d)(2))

☐ Definitive information statement

GREENBOX POS

(Name of Registrant as specified in Its Charter)

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☐ Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

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(2) Aggregate number of securities to which transaction applies:

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GREENBOX POS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

HELD BY MAJORITY WRITTEN CONSENT

TO ALL STOCKHOLDERS OF GREENBOX POS:

NOTICE IS HEREBY GIVEN to you as a stockholder of record of GreenBox POS, a Nevada corporation (“we,” “us,” and “our” each refers to GreenBox POS), that a Majority Written Consent in Lieu of a Special Meeting of Stockholders (the “Written Consent”) has been executed and the actions approved in such Written Consent will be effective or taken, as the case may be, more than 20 calendar days from the date of mailing this Information Statement to you. Our Board of Directors approved on April 15, 2022, and recommended the approval by our stockholders of, the issuance of more than 20% of the shares outstanding pursuant to the 8% Senior Convertible Note due 2023 bearing an original issue discount of 16% in an aggregate principal amount, as originally issued, of $100,000,000 (with the current principal amount being $94,000,000) as per Nasdaq Listing Rule 5635(d), and an amendment to our Articles of Incorporation to increase the total number of authorized shares of common stock from 82,500,000 to 175,000,000.

Certain of our stockholders, holding a majority of our voting power on April 21, 2022, approved the 20% Issuance and Charter Amendment (both as defined below) by a Majority Written Consent in Lieu of a Special Meeting.

The required consent of at least a majority of the votes allocated to our voting shares was given for each of the actions listed above.

The Board believes it would not be in the best interests of our company and our stockholders to incur the costs of holding a special meeting or of soliciting proxies or consents from additional stockholders in connection with these actions. Based on the foregoing, the Board has determined not to call a special meeting of stockholders to authorize these actions.

April [ ], 2022 is the record date (the “Record Date”) for the determination of stockholders who are entitled to receive this Information Statement, which is expected to be first mailed on or about May [•], 2022. Stockholders are not entitled to dissenter’s rights of appraisal with respect to any of the matters being authorized herein.

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

INFORMATION STATEMENT

GREENBOX POS

3131 Camino Del Rio North, Suite 1400 San Diego, CA 92108

This Information Statement is being furnished on or about May [•], 2022, by the Board of Directors (the “Board”) of GreenBox POS, a Nevada corporation (“we,” “us,” and “our” each refers to GreenBox POS) to the holders of record of our outstanding common stock, par value $0.001, (“Common Stock” or “Voting Shares”) as of the close of business on April [ ], 2022 (the “Record Date”), pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). On April 15, 2022, the Board deemed it in our best interests to approve the issuance of more than 20% of the shares outstanding (the “20% Issuance”) pursuant to the 8% Senior Convertible Note due 2023 bearing an original issue discount of 16% in an aggregate principal amount, as originally issued, of $100,000,000 (with the current principal amount being $94,000,000) (the “Note”) as per Nasdaq Listing Rule 5635(d), and an amendment to our Articles of Incorporation to increase the total number of authorized shares of common stock from 82,500,000 to 175,000,000 (the "Charter Amendment").

We are also providing notice to our stockholders that certain of our stockholders took action on April 21, 2022, and as described below by Majority Written Consent in Lieu of a Special Meeting of Stockholders (the “Written Consent”). The purpose of this Information Statement is to inform holders of Voting Shares that the Board considers the following actions to be in the best interests of us and our stockholders and that a majority of the votes allocated to the Voting Shares has approved the following actions by the Written Consent with the actions approved in such Written Consent to be effective or taken, as the case may be, more than 20 calendar days from the date of mailing this Information Statement to you.

As of the Record Date, there were 41,898,391shares of Common Stock outstanding, with one vote per share. The amount of issued shares as of the Record Date was 43,296,977 shares, however, there were 1,398,586 shares held by the Company itself as of the Record Date. These 1,398,586 shares are nonvoting treasury shares and not considered outstanding for purposes of voting.

Under Section 78.320 of the Nevada Revised Statutes, the written consent of stockholders holding a majority of the voting power allocated to our Voting Shares may be substituted for a special meeting of the stockholders. Based on the foregoing and in order to eliminate the costs involved in holding a special meeting, the Board has determined not to call a special meeting of stockholders. \

We will only deliver one copy of this Information Statement to multiple security holders sharing an address unless we have received contrary instructions from one or more of the security holders. Upon written or oral request, we will promptly deliver a separate copy of this Information Statement to any security holder at a shared address to which a single copy of this Information Statement and was delivered, or deliver a single copy of this Information Statement to any security holder or holders sharing an address to which multiple copies are now delivered. You should direct any such requests to the following address: 3131 Camino Del Rio North, Suite 1400 San Diego, CA 92108.

INFORMATION ON CONSENTING STOCKHOLDERS

Pursuant to our Bylaws and the Nevada Revised Statutes, a vote by the holders of at least a majority of the votes allocated to the Common Stock is required to effect the action described herein. As of the Record Date, there were 41,898,391shares of Common Stock outstanding with one vote each, of which 20,949,196 votes were required to pass any stockholder resolutions. The amount of issued shares as of the Record Date was 43,296,977 shares, however, there were 1,398,586 shares held by the Company itself as of the Record Date. These 1,398,586 shares are nonvoting treasury shares and not considered outstanding for purposes of voting.

The consenting stockholders, (the “Consenting Stockholders”), were the collective record owners of Common Stock outstanding as of April 21, 2022 with 22,839,542 votes, which represented approximately 54.51% of the votes allocated to the outstanding Common Stock as of that date and as of the Record Date. Pursuant to the Nevada Revised Statutes, the Consenting Stockholders voted in favor of the actions described herein by the Written Consent. There are no cumulative voting rights. No consideration was paid for the consent.

The Consenting Stockholders consisted of two (2) persons or entities: GreenBox POS LLC (a 5% holder controlled by two officers who are also Board members – Ben Errez and Fredi Nisan) and Kenneth Haller (a 5% holder) controlled 22,839,542 votes, or more than the 20,949,196 votes needed to pass any stockholder resolutions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the Record Date, the number of shares of Common Stock owned of record and beneficially by (i) each of our named executive officers and directors; (ii) each person who owns beneficially more than 5% of each class of our outstanding equity securities; and (iii) all directors and officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock are deemed to be outstanding and to be beneficially owned by the person listed below for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person, if that person has the right to acquire beneficial ownership of such shares within 60 calendar days of the date of this Information Statement.

Unless otherwise indicated below, we believe that each of the persons listed in the table (subject to applicable community property laws) has the sole power to vote and dispose of the shares listed opposite the stockholder’s name. All calculations are based on 41,898,391shares of Common Stock outstanding. Unless otherwise indicated below, the address of each beneficial owner is c/o GreenBox POS, 3131 Camino Del Rio North, Suite 1400 San Diego, CA 92108.

Name and Address of Owner	Shares of Common Stock Owned Beneficially		Percent of Class

5% Holders
GreenBox POS LLC	20,455,875	(1)	48.82%
Kenneth Haller	2,383,667		5.69%

Officers and Directors
Ben Errez, Chairman of the Board of Directors and Executive Vice President	20,582,276	(2)	49.03%
Fredi Nisan, Director and Chief Executive Officer	20,553,457	(3)	48.15%
Benjamin Chung, Chief Financial Officer	20,000		*
Genevieve Baer, Director	6,318		*
William J. Caragol, Director	11,161		*
Ezra Laniado, Director	10,887		*
N. Adele Hogan, Director	0
Dennis James, Director	17,703		*
Total of Officers and Directors (8 Persons)	20,748,927		49.32%

* Less than 1%

(1) GreenBox POS LLC (“PrivCo”) holds 20,455,875 shares of Common Stock. PrivCo is managed by its two managing members, Ben Errez and Fredi Nisan, both of whom serve as our officers and directors. Messrs. Errez and Nisan each own 50% of PrivCo.

(2) Includes 20,455,875 shares of Common Stock in the name of PrivCo over which Mr. Errez has voting power and control, 43,063 shares held directly by Mr. Errez and 86,338 fully vested options to purchase shares of Common Stock.

(3) Includes 20,455,875 shares of Common Stock in the name of PrivCo over which Mr. Nisan has voting power and control, 11,244 shares held directly by Mr. Nisan and 86,338 fully vested options to purchase shares of Common Stock. Of the 20,455,875 shares held in the name of PrivCo, Mr. Nisan has pledged 157,233 shares as security for a loan (based on a price per share of $3.18).

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APPROVAL OF THE 20% ISSUANCE

As of April 15, 2022, the Board approved the adopted the issuance of more than 20% of the shares outstanding (the “20% Issuance”) pursuant to the 8% Senior Convertible Note due 2023 bearing an original issue discount of 16% in an aggregate principal amount, as originally issued, of $100,000,000 (with the current principal amount being $94,000,000) (the “Note”) as per Nasdaq Listing Rule 5635(d).

SUMMARY OF THE 20% ISSUANCE

The following is a summary of the material features of the 20% Issuance and the Note and is qualified in its entirety by reference to the full text of the Note, which is incorporated herein by reference. Capitalized terms used in this summary and not otherwise defined shall have the meaning set forth in the Note. Any stockholder who wishes to obtain a copy of the actual Note should refer to the section of this Information Statement entitled “Incorporation by Reference.”

The Note

We sold and issued, in a registered direct offering, the Note, which had an original issue discount of sixteen percent (16%) resulting in gross proceeds to the Company of $84 million. The Note was sold pursuant to the terms of a Securities Purchase Agreement, dated November 2, 2021 (the “SPA”), between us and the investor in the Note (the “Investor”). The Company entered into a placement agency agreement (the “Placement Agency Agreement”) with EF Hutton, division of Benchmark Investments, LLC (“EF Hutton”), for EF Hutton to act as the exclusive placement agent relating to the sale and issuance of the Note. Up to 69,461,078 shares of the Company’s common stock (the “Shares”) are issuable from time to time upon conversion or otherwise under the Note (including shares of common stock that may be issued as interest in lieu of cash payments). The Note and Shares were offered pursuant to a prospectus supplement to our effective shelf registration statement Form S-3 (Registration No. 333-257798).

The Note was issued on November 8, 2021 pursuant to an indenture dated November 2, 2021 between us and Wilmington Savings Fund Society, FSB, as trustee (the “Base Indenture”), as supplemented by a first supplemental indenture thereto, dated November 2, 2021, relating to the Notes (the “First Supplemental Indenture” and, the Base Indenture as supplemented by the First Supplemental Indenture, the “First Indenture”). The terms of the Note include those provided in the First Indenture and those made part of the First Indenture by reference to the Trust Indenture Act.

On January 28, 2022, the Company and the Investor, entered into an Agreement and Waiver (the “Waiver”) with regard to the Note that has the following major provisions:

(a) the Investor agreed to extend the “90 Day Eligibility Date” from February 3, 2022 to May 2, 2022 such that the Investor can no longer, if the closing price of the stock is less than $5.50, convert up to $30 million of the Note into shares of the Company’s common stock (with the conversion price being the lower of (i) the then in effect conversion price and (ii) the greater of (x) the Note’s $1.67 floor price or (y) 98% of the market price on the conversion date) prior to May 2nd;

(b) allows the Company to acquire, for cancellation, $6 million in in aggregate principal amount of the Note for a purchase price of $6.9 million such that the new principal amount of the Note is $94 million;

(c) lowers the initial fixed conversion price of the Note from $15 to $12; and

(d) if the trading volume of the Company’s common stock on any individual trading day is over $5 million (the “Alternate Conversion Company Waiver Measuring Date”), allows the Investor an opportunity to convert up to $5 million of the Note into shares of the Company’s common stock from the Alternate Conversion Company Waiver Measuring Date through and including 7:00 PM ET on the immediately following trading day. The conversion price would be the lower of (i) the then in effect conversion price and (ii) the greater of (x) the Note’s $1.67 floor price or (y) 98% of the market price on the conversion date.

The Company paid the Investor $6.9 million on January 31, 2022.

In addition, if, during the fiscal quarter ending March 31, 2022, the Company (i) fails to process at least $750 million in transaction volume or (ii) has revenue that is less than $12 million, and, if the Note’s fixed conversion price then in effect is greater than the greater of (x) the Note’s $1.67 floor price floor and (y) 140% of the market price as of April 1, 2022 (the “Adjustment Measuring Price”) then, on April 1, 2022, the fixed conversion price will automatically adjust to the Adjustment Measuring Price.

20% Issuance Rule

Our Common Stock is listed for trading on The Nasdaq Capital Market (“Nasdaq”). Nasdaq Listing Rule 5635(d) (the “20% Issuance Rule”), requires a company with securities listed on NASDAQ to obtain stockholder approval if the sale, issuance or potential issuance by the company of common stock (or securities convertible into or exercisable for common stock), is for less than book or market value equaling 20% or more of the common stock or 20% or more of the voting power outstanding as measured by the lower of the last closing price of the stock immediately preceding the signing of the binding agreement and the average closing price for the five trading days immediately preceding the signing of the binding agreement. The threshold of the 20% Issuance Rule is determined based on the number of shares of all classes of Common Stock outstanding immediately before the issuance. On the date of issuance of the Note, there were approximately 43,290,370 shares of outstanding Common Stock, 20% of that number being 8,658,074 (the “20% Threshold”). Thus, conversions of the Note may result in the issuance of shares of Common Stock equal to or greater than the 20% Threshold. Pursuant to the 20% Issuance Rule and the terms of the SPA, the Company is required to seek shareholder approval to issue shares of Common Stock, which pursuant to conversions of the Note, may equal or be greater than the 20% Threshold.

To the extent required by the 20% Issuance Rule, we have received stockholder approval of the 20% issuance, the effectiveness of which is contingent on the filing of this Information Statement with the SEC and further notification of our stockholders of such action by means of furnishing to each stockholder this Information Statement.

Effect of Approval of the 20% Issuance on Our Stockholders

Based on the up to 69,461,078 shares of Common Stock that are issuable pursuant to the Note, there may be significant dilution to our stockholders’ ownership, voting power and right to participate in dividends or other payments from future earnings, if any, and may cause a decline in the market price of our Common Stock. A decline in our market price could impair our ability to raise funds in additional equity or debt financings.

In addition to the foregoing, the increase in the number of shares of Common Stock issued in connection with the conversion of the Note may have an incidental anti-takeover effect in that the additional shares of Common Stock issued could dilute the stock ownership of parties seeking to obtain control of the Company. The increased number of issued shares could discourage the possibility of, or render more difficult, certain mergers, tender offers, proxy contests or other change of control or ownership transactions. However, we currently know of no specific effort to accumulate our securities or to gain control of the Company by means of a merger, tender offer, solicitation in opposition to management or otherwise.

Notwithstanding the foregoing, we believe the benefits of the effectiveness of the approval of the 20% Issuance exceed the potential dilutive effects and related risks described above. Our ability to succeed on our business plans and ultimately generate value for our stockholders is dependent on our ability to maximize capital raising opportunities. The offering of the Note raised gross proceeds of $84 million. The Company has been using the net cash proceeds from the offering of the Note for working capital and general corporate purposes.

APPROVAL OF THE CHARTER AMENDMENT

Our Articles of Incorporation authorize us to issue up to 82,500,000 shares of Common Stock. Our Board of Directors and Majority Stockholders have approved the Charter Amendment to increase our authorized capitalization to 175,000,000 shares of Common Stock. As of the Record Date, there were 41,898,391shares of Common Stock outstanding.

Purpose of the Charter Amendment

As discussed above in the discussion of the 20% Issuance, we may be required to issue part of the additional authorized Common Stock resulting from the increase in the number of our authorized shares of Common Stock upon conversion of the Note. Except as we may be required to do so upon conversion of the Note, we have no other current plans, proposals or arrangements, written or otherwise, to issue any of the additional authorized common shares resulting from the increase in the number of our authorized shares of Common Stock.

Possible Anti-Takeover Effects of the Proposed Increase in Authorized Capital Stock

The increase in authorized capital with respect to the authorized number of shares of common stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of our company without further action by our stockholders. Authorized and unissued shares of common stock could be issued (within the limits imposed by applicable law) in one or more transactions. Any such issuance of additional shares of common stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of common stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of us.

While the Charter Amendment may have anti-takeover ramifications, our Board of Directors believes that the reasons for such Charter Amendment set forth above outweigh any disadvantages. To the extent that such amendment may have anti-takeover effects, such amendment may encourage persons seeking to acquire our company to negotiate directly with the Board of Directors, enabling the Board of Directors to consider the proposed transaction in a manner that best serves our stockholders’ interests. The Charter Amendment has not been made in response to, and is not being presented to deter, any effort to obtain control of us.

No Pre-Emptive Rights

Holders of our common stock do not have any pre-emptive or similar rights to acquire or subscribe for or purchase any additional shares of any class of capital stock that may be issued in the future and, therefore, future issuances of our common stock may, depending on the circumstances, have a dilutive effect on the earnings per share, voting power and other interests of our existing stockholders.

No Dissenters' Rights

In connection with the approval of the increase to the number of our authorized shares of common stock, you and our other stockholders will not have a right to dissent and obtain payment for their shares under the NRS or our Articles of Incorporation or By-laws.

WHERE YOU CAN FIND MORE INFORMATION

The SEC maintains a website that contains reports, proxy and information statements and other information regarding us and other issuers that file electronically with the SEC at www.sec.gov. Our Proxy Statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments to those reports, are available free of charge through the SEC’s website.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this Information Statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Information Statement, and information that we file later with the SEC will automatically update and supersede this information. Therefore, you should check for reports that we may have filed with the SEC after the date of this Information Statement. We incorporate by reference the following filings (except for information therein furnished to the SEC that is not deemed to be “filed” for purposes of the Exchange Act):

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, which was filed on March 31, 2022 (the “Annual Report”).

Any statement contained in this Information Statement or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained in any subsequently filed document which is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement.

This Information Statement, or information incorporated by reference herein, contains summaries of certain agreements that we have filed as exhibits to various SEC filings, as well as certain agreements that we entered into in connection with the transactions discussed herein. The descriptions of the agreements contained in this Information Statement or information incorporated by reference herein do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. You can obtain the documents incorporated by reference in this Information Statement, through our website, www.greenboxpos.com, and from the SEC at its website, www.sec.gov, or by contacting us at 619-631-4838 or ben@greenboxpos.com. Copies of the definitive agreements will also be made available to you without charge by contacting us at 619-631-4838 or ben@greenboxpos.com.

By Order of the Board of Directors,

/s/ Ben Errez

Ben Errez

Chairman